EXHIBIT 10.51
                                    AGREEMENT

     THIS AGREEMENT, made and entered into this 30th day of June, 1999, by and between Dragons Forever, Ltd., a Bahamian corporation ("Dragons"), and NATIONAL BOSTON MEDICAL, INC., ("NBM"), a Nevada corporation.

     NOW THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of all of which is hereby acknowledged, it is agreed by and between the parties as follows:

1. The  Parties  acknowledge  that a  transaction  in the amount of  $100,000.00 between Dragons and Richard Hernandez is currently outstanding. In addition certain shares of stock held by Richard Hernandez are held in trust as collateral to secure this indebtedness. The parties agree that these shares, with the agreement of Richard Hernandez, shall be immediately released for sale with any funds received to be applied against said indebtedness. Any remaining outstanding indebtedness between said parties shall bear interest at ten percent (10%) per annum until the outstanding principal has been paid in full. In the event the sale of all stock held in trust is insufficient to satisfy the indebtedness in full then NBM and Richard Hernandez shall be liable for the balance, which shall be paid on or before 12 months from the date of this agreement.

2. Dragons is entitled to 125,560 shares of the common stock of the Company at a price of fifteen ($.15) cents per share for satisfaction of NBM's role concerning Richard Hernandez and Dragons.

           IN TESTIMONY WHEREOF, witness the signatures of the parties hereto.

DRAGONS FOREVER LTD.                           NATIONAL BOSTON MEDICAL, INC.

By: /s/ (illegible)                            By: /s/ Daniel J Hoyng
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